Exhibit 32.2

Watson Laboratories Caribe, Inc.

Banco Popular De Puerto Rico Master Defined Contribution

Retirement Plan

Certification of Executive Vice President and Chief Financial Officer

In connection with the Annual Report of the Watson Laboratories Caribe, Inc. Banco Popualr De Puerto Rico Master Defined Contribution Retirement Plan (the “Plan”) on Form 11-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Charles Slacik, Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., certify, pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, that, to my knowledge:

(i)    The Report fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

(ii)   The information contained in the Report fairly presents, in all material respects, the net assets available for plan benefits and changes in net assets available for benefits of the Plan.

Dated: June 28, 2004	/s/ Charles P. Slacik
Charles P. Slacik
Executive Vice President and Chief Financial
Officer

The foregoing certification has been provided in accordance with the requirements of Section 906 of the Sarbanes-Oxley Act.  Because it is an employee benefit plan, the Plan does not have results of operations.  This certification is to be treated as “furnished,” not filed, as part of this report.

A signed original of this written statement has been provided to the Plan and will be retained by the Plan and furnished to the Securities and Exchange Commission or its staff upon request.